Thomas J. Wikstrom
3b, Millewee
L-7257 Helmsange
Luxembourg

Tel: +(352)2633 1694
Fax: +(352)2633 1695
Email: wikstrom@pt.iu

Helmsange. 05.04.2011

Mr. Andrew Clarke
Chief Executive Officer
First Corporation
c/o Maranello
Watch House Green
Felsted, Essex
England CM6 EF

Dear Mr Clarke,

I wish to confirm my acceptance to become a consultant to First Corporation for a period of one year, in order to assist the company to achieve its short and long term development goals. It is agreed that my compensation package consists of an annual cash payment of USD 50.000, payable quarterly, plus travel and other expenses directly related to carrying out my foreseen responsibilities.

A share package will be offered upon successful completion of the consultancy. Terms of such package will be agreed upon at a later stage.

With my best regards

/s/ Thomas J. Wikstrom